UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2010

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On November 4, 2010, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the third quarter ended September 30, 2010.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated November 4, 2010

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  November 5, 2010

            By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated November 4, 2010

 Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions Reports Continued Gains in Sales and Profitability

-- Q3 Net Revenues Up 15% with Sustained Growth in All Segments --

 -- Q3 Earnings Per Share Climb to $0.11 vs. Year-Ago $0.01 --
-- The Company Launches Reaction Men’s Sportswear and Takes Women’s Sportswear In-House --

New York, New York, November 4, 2010 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE:KCP - News), a leading designer and marketer of fashion footwear, apparel and accessories, today reported financial results for the third quarter ended September 30, 2010.

Earnings per fully-diluted share were $0.11 in the third quarter versus $0.01 in the year-ago period, slightly better than the Company's previous guidance of $0.08 to $0.10 per share.  Diluted earnings per share for the nine month period grew by $0.89 to $0.26 versus the year-ago loss of ($0.63). The improved results for the quarter and year-to-date were driven by continued sales growth in all channels of distribution and ongoing expense leverage gained from the Company's streamlining initiatives.

Net revenues in the third quarter grew 14.7% to $119.0 million versus $103.8 million in the third quarter last year.  Each of the Company's operating segments contributed to the growth in the quarter. For the nine months ended September 30, 2010, net revenues increased 11.8% to $336.5 million versus $301.0 million, with double-digit growth in the Company’s Wholesale, Consumer Direct and Licensing business segments.

Wholesale sales in the third quarter grew by 21.0% to $62.5 million. This acceleration was driven by the launch of Reaction men’s sportswear and double-digit growth in men’s and women’s footwear.  Consumer Direct revenue for the third quarter increased by 8.0% to $45.0 million, resulting from a comparable store sales increase of 6.7% and continued strong double-digit growth in e-commerce.  Licensing revenue in the third quarter increased 10.8% to $11.5 million.

Jill Granoff, Chief Executive Officer, commented, "We are pleased to report strong performance in the third quarter, as well as our fifth consecutive quarter of positive operating profit.  On a year-to-date basis, we have achieved double-digit revenue growth in each of the Company’s operating segments and significant improvement in earnings per share.  Our brands remain strong and our operations are more efficient.   We are excited by our recent initiatives to accelerate our growth, particularly the launch of Reaction men’s sportswear and the strategic decision to bring our women’s sportswear license in-house."

The Company noted that during the quarter, as previously announced, it reached an agreement with Bernard Chaus, Inc. (OTC Bulletin Board: CHBD) to terminate the women’s sportswear license effective June 1, 2011.  Total wholesale sales of Kenneth Cole women’s sportswear are currently reported to be in excess of $50 million annually.

Consolidated gross margin in the quarter was 42.5% compared to 43.3% in the year-ago period.  Margins declined slightly due to a higher mix of wholesale revenues in the quarter as well as a moderate increase of promotional activity in the Company’s outlet stores versus the same period in the prior year.

Selling, general and administrative expenses as a percent of sales improved by 240 basis points to 40.6% from 43.0% in the year-ago quarter.  The Company achieved these results through its streamlining initiatives and expense leverage on the revenue growth.

As a result of the revenue growth in the quarter and successful expense management, third quarter operating income rose to $2.3 million compared to operating income of $0.3 million in the same quarter of last year.  Operating income for the nine months improved by $21.9 million to $4.4 million versus a loss of ($17.5) million in the same period of fiscal 2009.

The Company noted there was minimal tax expense in the quarter and nine months ended September 30, 2010 due to the reversal of a portion of the Company's deferred tax valuation allowance.

The Company's balance sheet at September 30, 2010 remained strong with increased cash and no long-term debt.  Cash and cash equivalents at the end of the quarter were $69.8 million, up $19.8 million versus the $50.0 million reported at September 30, 2009.  Inventory of $51.6 million at September 30, 2010 includes inventory to support the planned growth of our new Reaction men’s sportswear business and five new stores to be opened in the fourth quarter.

Fourth Quarter Guidance

The Company today also issued revenue and earnings per share guidance for the fourth quarter ending December 31st, 2010.  The Company currently expects fourth quarter net revenues to grow between 10% and 12%.  Based upon current business trends, the Company is comfortable with the current consensus EPS estimate of $0.31 on an operating basis, excluding anticipated non-recurring costs principally associated with expected store closings.

Kenneth Cole, Chairman and Chief Creative Officer, concluded, "We are encouraged by our improved results and are grateful for the continued hard work of all of our associates.  Our global brand potential is significant and we remain committed to increasing value for our shareholders.”

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release that are not historical facts may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings and closings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(unaudited)

(In thousands, except	Quarter Ended		Nine Months Ended
per share & outstanding share amounts)
	09/30/10	09/30/09	09/30/10	09/30/09

Net sales	$107,493	$93,336	$303,774	$272,458

Licensing and other revenue	11,543	10,416	32,747	28,569

Net revenue	$119,036	$103,752	$336,521	$301,027

Gross profit	50,625	44,881	143,363	119,766

Selling, gen’l & administrative (“SG&A”)	48,318	44,595	138,990	136,507
Severance (salary, taxes, restricted stock & benefits)	-	-	-	1,235
Net lease termination benefit	-	-	-	(509)
Total SG&A	48,318	44,595	138,990	137,233

Operating income/(loss)	2,307	286	4,373	(17,467)

Interest & other income, net	77	94	1,109	414
Investment impairment	(279)	(287)	(347)	(727)
Total interest & other (expense)/income, net	(202)	(193)	762	(313)

Income/(loss) before taxes	2,105	93	5,135	(17,780)

Income tax expense/(benefit)	85	(93)	346	(6,532)

Net income/(loss)	$2,020	$186	$4,789	($11,248)

Net income/(loss) per share:Basic	$0.11	$0.01	$0.26	($0.63)

Net income/(loss) per share:Diluted	$0.11	$0.01	$0.26	($0.63)

Average shares outstanding:Basic	18,215,000	18,018,000	18,151,000	17,954,000

Average shares outstanding:Diluted	18,537,000	18,423,000	18,513,000	17,954,000

Balance Sheet Data:	09/30/10	09/30/09
Cash & Cash Equivalents	$69,793	$50,036
Accounts Receivable	47,854	40,691
Inventory	51,564	36,397
Total Assets	277,771	306,061
Working Capital	99,203	81,292
Accounts Payable & Accrued Expenses	60,281	44,869
Long-term Debt	-	-
Total Shareholders’ Equity	148,823	193,677

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